Exhibit 23.15

CONSENT OF DIRECTOR

I hereby consent to (i) the incorporation by reference into the registration statement on Form F-3 of Enersis S.A. (the “Registration Statement”) of my report dated October 30, 2012 (the “Report”), which is included as “Item 7. Translation of Opinion of Director Eugenio Tironi B. dated October 30, 2012” in Enersis S.A.’s report on Form 6-K furnished on November 19, 2012, and (ii) the references to the Report in the prospectus and any prospectus supplement related to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

By:	/s/ Eugenio Tironi B.
Eugenio Tironi B.
Director

Date: February 4, 2013